Exhibit 99.1

November 13, 2012

Board of Directors

Conolog Corporation

Gentlemen:

I hereby resign my position as Secretary of Conolog Corporation (the “Company”), effective immediately. I will continue to serve the Company in the capacity as President, Chief Operating Officer and Director. The resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Marc R. Benou

Marc R. Benou